Exhibit (k)(3)

DOUBLELINE INCOME SOLUTIONS FUND

SECOND AMENDMENT TO THE

MASTER SERVICES AGREEMENT

THIS SECOND AMENDMENT, dated as of the 17th of November 2017, to the Master Services Agreement, dated as of February 27, 2013 (the “Master Agreement”), is entered into by and among DOUBLELINE INCOME SOLUTIONS FUND, a Massachusetts business trust (the “Fund”), TS CAPITAL, LLC and its affiliated entities, each a Delaware limited liability company (collectively referred to herein as “TSC”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Master Agreement; and

WHEREAS, the parties desire to amend the term of the Master Agreement; and

WHEREAS, Section 9 of the Master Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1)	Section 9, Term of Agreement; Amendment is hereby superseded and replaced with the following:

9.	Term of Agreement; Amendment

This Agreement shall become effective as of February 28, 2018 and will continue in effect through February 27, 2021. This Agreement may be terminated by any of the parties upon giving 90 days prior written notice or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any of the parties upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, TSC and the Fund, and authorized or approved by the Board of Trustees of the Fund.

2)	Exhibit E is hereby superseded and replaced in its entirety with Exhibit E attached hereto.

Except to the extent amended hereby, the Master Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE INCOME SOLUTIONS FUND	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title:

TS CAPITAL, LLC

By:

Name:

Title:

Exhibit E - Master Services Agreement

DOUBLELINE INCOME SOLUTIONS FUND ANNUAL FEE SCHEDULE at February, 2018

Annual Fee Based Upon Average Total Managed Assets Per Fund**

-	10 basis points on average total managed assets* during the first year of this agreement (02.28. 2018 to 02.27.2019)
-	7.5 basis points on average total managed assets* during the second year of this agreement (02.28. 2019 to 02.27.2020)
-	5.0 basis points on average total managed assets* during the third year of this agreement (2.28. 2020 to 2.27.2021)

Minimum annual fee: $231,000 for the first year (February 28, 2018 to February 27, 2019)

-	Minimum annual fee: $175,000 for the second year (February 28, 2019 to February 27, 2020)
-	Minimum annual fee: $166,667 for the third year (February 28, 2020 to February 27, 2021)

Services Included in Annual Fee:

◾	Fund Accounting
◾	Fund Administration
◾	Transfer Agent
◾	Advisor Information Source Web portal
◾	Chief Compliance Officer Support Fee
◾	TSC Services

Out-Of-Pocket Expenses

Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, mailing, envelopes, record retention, disaster recovery charges, Fed wire charges, voice response (VRU) maintenance and development, data communication and implementation charges, listing fees and travel.

Additional Services

Available but not included above are the following services - legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing, electronic Board book portal (BookMark), client dedicated line data access, training, expedited CUSIP setup, dividend reinvestment fees, additional share classes and additional services mutually agreed upon.

* Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

** “total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.